Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR RELEASE AT 6:00 AM EASTERN STANDARD TIME
Date: September 15, 2008

Double Eagle Petroleum Co. Announces Mid Year Reserve Report Results

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today the results of the June 30, 2008 reserve report which included Proved, Probable and Possible (collectively, “3P”) reserves totaling 274.0 Bcfe with a PV-10 value of $854.8 million, based upon June 30, 2008 SEC pricing guidelines for proved reserves. Of the total reserves, over 99% were evaluated by Netherland Sewell & Associates (NSAI), Double Eagle’s independent reservoir engineering firm. The following table is a comparison to the December 31, 2007 reserve report, which only included proved reserves.

	6/30/2008	12/31/2007
	(Bcfe's)	(Bcfe's)
Proved Developed Producing	39.5	32.5
Proved Developed Non-Producing	9.5	13.8
Proved Undeveloped	34.3	27.4

Total Proved Reserves	83.3	73.7

Probable Reserves	30.7	N A
Possible Reserves	160.0	N A

Organic growth through the drill bit at the Company-operated Catalina unit accounted for the majority of the increase in proved developed producing reserves from 12/31/07 to 6/30/08 of 28.8% (21.5% net of 2008 production). This change resulted from the successful completion of the Company’s 2007 drilling program, which resulted in the reclassification of proved developed non-producing and proved undeveloped reserves to proved developed producing reserves. In addition, proved undeveloped reserves increased 25%, also primarily due to the organic growth of the Catalina unit, which resulted in the inclusion of more wells in the calculation of proved undeveloped reserves.

Richard Dole, Chairman, President and CEO commented: “The Company’s reserve growth highlights the success Double Eagle has experienced in operating the Catalina unit. The 190.7 Bcfe of estimated probable and possible reserves and the estimated 220 potential drilling locations not included in those reserve categories provides the Company with the potential for significant, continued growth.”

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as “probable” reserves and “possible” reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K File No.0-6529, available from us at Computershare Investor Services, Inc. 250 Indiana St. Golden, CO 80401, or online at www.dble.us. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or online at www.sec.gov.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us